Active 20636545.3 IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE In re: ) Chapter 11 ) HERCULES OFFSHORE, INC., et al. ) Case No. 15-11685 (KJC) ) ) ) Jointly Administered Debtors.1 ) ) Re: D.I. 15, 16 ORDER APPROVING THE DEBTORS’ SOLICITATION AND DISCLOSURE STATEMENT FOR, AND CONFIRMING, THE DEBTORS’ JOINT PREPACKAGED PLAN OF REORGANIZATION PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE The above-captioned debtors (collectively, the “Debtors”) having: a. distributed, on or about July 13, 2015 (i) the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 15] (as modified, amended, or supplemented from time to time, the “Plan”), (ii) the Solicitation and Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Hercules Offshore, Inc. et al. [Docket No. 16] (the “Disclosure Statement”), and (iii) ballots for voting on the Plan to holders of Claims2 entitled to vote on the Plan, namely holders of Class 3 Senior Notes Claims, in accordance with the terms of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Rules”); b. distributed, on or about July 17, 2015, the Notice of (A) Non-Voting Status with Respect to the Debtors’ Plan and (B) Election to Opt Out of Voluntary Release of Claims by Holders of HERO Equity Interests (the “Equity Release Consent 1 The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Cliffs Drilling Company (8934); Cliffs Drilling Trinidad L.L.C. (5205); FDT LLC (7581); FDT Holdings LLC (4277); Hercules Drilling Company, LLC (2771); Hercules Liftboat Company, LLC (0791); Hercules Offshore, Inc. (2838); Hercules Offshore Services LLC (1670); Hercules Offshore Liftboat Company LLC (5303); HERO Holdings, Inc. (5475); SD Drilling LLC (8190); THE Offshore Drilling Company (4465); THE Onshore Drilling Company (1072); TODCO Americas Inc. (0289); and TODCO International Inc. (6326). The Debtors’ corporate headquarters is located at 9 Greenway Plaza, Suite 2200, Houston, Texas 77046. 2 Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Plan, the Disclosure Statement, or the Bankruptcy Code (as defined herein), as applicable. The rules of interpretation set forth in Article 1.B of the Plan apply.

2 Notice”) providing notice of the releases in Article VII.F of the Plan and providing the opportunity to opt out of such relesaes, to holders of HERO Equity Interests; c. commenced, on August 13, 2015 (the “Petition Date”), these Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code; d. filed,3 on the Petition Date, the Plan and the Disclosure Statement; e. filed, on the Petition Date, the Motion Of Hercules Offshore, Inc., et al., For Entry Of An Order (A) Scheduling A Combined Disclosure Statement Approval And Plan Confirmation Hearing, (B) Establishing A Plan And Disclosure Statement Objection Deadline And Related Procedures, (C) Approving The Solicitation Procedures, (D) Approving The Confirmation Hearing Notice, And (E) Approving Procedures For Equity Holders To Opt Out Of Releases [Docket No. 14] (the “Plan Scheduling Motion”); f. filed, on the Petition Date, the Declaration of James Daloia of Prime Clerk LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 33], which detailed the results of the Plan voting process (the “Preliminary Voting Report”); g. filed, on the Petition Date, the Declaration of Troy L. Carson in Support of First Day Motions [Docket No. 2] (the “First Day Declaration”), detailing the facts and circumstances of the Debtors’ Chapter 11 Cases; h. served, on or about August 19, 2015, the Notice of (A) Commencement of Prepackaged Chapter 11 Bankruptcy Cases, (B) Combined Hearing on the Disclosure Statement, Confirmation of the Joint Prepackaged Chapter 11 Plan, and Related Matters, and (C) Objection Deadlines, and Summary of the Debtors’ Joint Prepackaged Chapter 11 Plan (the “Confirmation Hearing Notice”), which contained notice of the commencement of these Chapter 11 Cases, the date and time set for the hearing to consider approval of the Disclosure Statement and Confirmation of the Plan (the “Confirmation Hearing”), and the deadline for filing objections to the Plan and the Disclosure Statement, on all creditors and equity holders of the Debtors; i. published, on April 21 2015, in The Wall Street Journal (National Edition), as evidenced by the Affidavit of Publication [Docket No. 104], (together with the Confirmation Hearing Notice Affidavit (as defined below), the Equity Release Consent Notice Affidavit (as defined below) and the Supplemental Confirmation Hearing Notice Affidavit (as defined below), the “Affidavits”), the Confirmation Hearing Notice, consistent with the order granting the Plan Scheduling Motion [Docket No. 51] (the “Plan Scheduling Order”); 3 Unless otherwise indicated, use of the term “filed” herein refers also to the service of the applicable document filed on the docket in these chapter 11 cases, as applicable.

3 j. filed, on August 21, 2015, the Affidavit of Service of the Equity Release Consent Notice [Docket No. 83] (the “Equity Release Consent Notice Affidavit”). k. filed, on August 25, 2015, the Affidavit of Service of the Confirmation Hearing Notice [Docket No. 100] (the “Confirmation Hearing Notice Affidavit”); l. filed, on August 31, 2015, the Supplemental Affidavit of Service of the Confirmation Hearing Notice [Docket No. 105] (the “Supplemental Confirmation Hearing Notice Affidavit”); m. filed, on September 11, 2015, the Plan Supplement for the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. 146] (as modified, amended, or supplemented from time to time, the “First Plan Supplement” and which, for purposes of the Plan and this Confirmation Order, is included in the definition of “Plan”); n. filed, on September 11, 2015, the Notice of Debtors Proposed Assumption and Assignment of Executory Contracts and Unexpired Leases [Docket No. 144] (the “Assumption Notice”); o. filed, on September 21, 2015, the Second Plan Supplement for the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. ___] (as modified, amended, or supplemented from time to time, the “Second Plan Supplement” (together with the First Plan Supplement, the “Plan Supplement”) and which, for purposes of the Plan and this Confirmation Order, is included in the definition of “Plan”); p. filed, on September 21, 2015, the Debtors’ Memorandum of Law in Support of an Order Approving the Debtors’ Disclosure Statement for, and Confirming, the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. ___] (the “Confirmation Brief”) and the Declaration of Troy L. Carson in Support of Confirmation of the Debtors’ Joint Prepackaged Chapter 11 Plan [Docket No. ___] (the “Carson Declaration” and, together with the First Day Declaration, the “Declarations”); and q. operated their businesses and managed their properties during these Chapter 11 Cases as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. The Court having: a. entered, on August 14, 2015, the Plan Scheduling Order; b. entered, on August 24, 2015, an order approving (1) the procedures used by the Debtors for soliciting and tabulating votes on the Plan, (2) the ballots, (3) the procedures used by the Debtors for distributing the Equity Release Consent Notice and recording elections of Equity Holders to opt out of the releases set

4 forth in Article VII.F of the Plan, and (4) the Equity Release Consent Notice [Docket No. 97](the “Procedures Order”). c. set September 24, 2015, at 10:00 a.m. (prevailing Eastern Time), as the date and time for the Confirmation Hearing, pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code, as set forth in the Plan Scheduling Order; d. reviewed the Plan, the Disclosure Statement, the Plan Supplement, the Confirmation Brief, the Declarations, the Voting Reports, the Confirmation Hearing Notice, the Affidavits, and all filed pleadings, exhibits, statements, and comments regarding approval of the Disclosure Statement and Confirmation, including all objections, statements, and reservations of rights; e. held the Confirmation Hearing; f. heard the statements and arguments made by counsel in respect of approval of the Disclosure Statement and Confirmation; g. considered all oral representations, testimony, documents, filings, and other evidence regarding approval of the Disclosure Statement and Confirmation; and h. taken judicial notice of all pleadings and other documents filed, all orders entered, and all evidence and arguments presented in these Chapter 11 Cases. NOW, THEREFORE, it appearing to the Court that notice of the Confirmation Hearing, the Plan and the opportunity for any party in interest to object to approval of the Disclosure Statement and Confirmation have been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby and that any party in interest so affected has had the opportunity to object to Confirmation, and the record of these Chapter 11 Cases and the legal and factual bases set forth in the documents filed in support of approval of the Disclosure Statement and Confirmation and other evidence presented at the Confirmation Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Court makes and issues the following findings of fact and conclusions of law, and orders:

5 FINDINGS OF FACT AND CONCLUSIONS OF LAW IT IS DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT: A. Findings and Conclusions. 1. The findings and conclusions set forth herein and in the record of the Confirmation Hearing constitute the Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following conclusions of law constitute findings of fact, or vice versa, they are adopted as such. B. Jurisdiction, Venue, and Core Proceeding. 2. The Court has jurisdiction over these Chapter 11 Cases pursuant to sections 157 and 1334 of title 28 of the United States Code and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated February 29, 2012. The Court has exclusive jurisdiction to determine whether the Disclosure Statement and the Plan comply with the applicable provisions of the Bankruptcy Code and should be approved and confirmed, respectively. Venue is proper in this district pursuant to sections 1408 and 1409 of title 28 of the United States Code. Approval of the Disclosure Statement, including associated solicitation procedures, and Confirmation of the Plan are core proceedings within the meaning of section 157(b)(2) of title 28 of the United States Code. C. Eligibility for Relief. 3. The Debtors have been and remain entities eligible for relief under section 109 of the Bankruptcy Code and the Debtors are proper proponents of the Plan under section 1121(a) of the Bankruptcy Code.

6 D. Commencement and Joint Administration of these Chapter 11 Cases. 4. On the Petition Date, each of the Debtors commenced a voluntary case under chapter 11 of the Bankruptcy Code. In accordance with the Order Directing Joint Administration of the Debtors’ Chapter 11 Cases [Docket No. 41], these Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015. Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in these Chapter 11 Cases. No statutory committee of unsecured creditors or equity security holders has been appointed pursuant to section 1102 of the Bankruptcy Code in these Chapter 11 Cases. E. Judicial Notice. 5. The Court takes judicial notice of the docket of the Debtors’ Chapter 11 Cases maintained by the Clerk of the Court, including all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered, adduced, or admitted at the hearings held before the Court during the pendency of the Chapter 11 Cases. F. Objections. 6. No objections were filed to the Plan or the Disclosure Statement other than (i) the Objection of the Acting United States Trustee, dated September 16, 2015 [Docket No. 151] and (ii) the Objection of Harris County (Texas), dated September 16, 2015 [Docket No. 152]. The Objection of Harris County, Texas has been resolved as set forth on the record at the Confirmation Hearing and the Objection of the Acting United States Trustee has been sustained, and the Plan and this Confirmation Order have been modified as reflected in the footnote set forth in Paragraph 38 of the Findings of Fact in this Confirmation Order. All parties have had a full and fair opportunity to litigate all issues raised by solicitation or confirmation of the Plan.

7 All unresolved informal objections, statements, and reservations of rights, if any, related to the Disclosure Statement, or the confirmation of the Plan are OVERRULED on the merits. G. Burden of Proof—Confirmation of the Plan. 7. The Debtors, as proponents of the Plan, have met their burden of proving all applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation, establishing the predicate for the findings set forth herein. H. Notice. 8. As evidenced by the Affidavits, due, adequate, and sufficient notice of the Disclosure Statement, the Plan, and the Confirmation Hearing, together with all deadlines for voting to accept or reject the Plan as well as objecting to the Disclosure Statement and the Plan, has been provided to: (a) the Office of the United States Trustee for the District of Delaware; (b) the holders of the 35 largest unsecured claims against the Debtors (on a consolidated basis); (c) the Senior Notes Indenture Trustees; (d) counsel to the Steering Group; (e) the United States Environmental Protection Agency; (f) the United States Attorney’s Office for the District of Delaware; (g) the Internal Revenue Service; (h) the office of the attorneys general for the states in which the Debtors operate; (i) the Securities and Exchange Commission; and (j) any party that has requested notice pursuant to Bankruptcy Rule 2002; (the parties identified in clauses (a) through (j), collectively, the “Core Notice Parties”). The Confirmation Hearing Notice was mailed to all known holders of Claims and Equity Interests as of the Petition Date and was published in The Wall Street Journal (National Edition) on April 21, 2015 in compliance with Bankruptcy Rule 2002(l). Such notice was adequate and sufficient pursuant to section 1128 of the Bankruptcy Code, Bankruptcy Rules 2002 and 3020, and other applicable law and rules, and no other or further notice is or shall be required.

8 I. Disclosure Statement. 9. The Disclosure Statement contains (a) sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable nonbankruptcy laws, rules, and regulations, including the Securities Act, (b) “adequate information” (as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein, (c) specific descriptions of releases and injunctions related thereto in accordance with bankruptcy Rule 3016(c), and (d) is approved in all respects. The filing of the Disclosure Statement with the Clerk of the Court satisfied Bankruptcy Rule 3016(b). J. Ballots. 10. The Class of Claims entitled under the Plan to vote to accept or reject the Plan (the “Voting Class”) is set forth below: Class Designation 3 Senior Notes Claims 11. As set forth and approved in the Procedures Order, the ballots the Debtors used to solicit votes to accept or reject the Plan from holders in the Voting Class adequately addressed the particular needs of these Chapter 11 Cases and were appropriate for holders in the Voting Class to vote to accept or reject the Plan. No other further ballots were required. K. Solicitation. 12. As described in the Voting Reports, the solicitation of votes on the Plan complied with (i) the solicitation procedures set forth in the Plan Scheduling Motion and approved in the Procedures Order (the “Solicitation Procedures”), and (ii) the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws, and regulations,

9 including the registration requirements under the Securities Act and was appropriate and satisfactory based upon the circumstances of these Chapter 11 Cases. 13. As described in the Voting Report, the Declarations and the Affidavits, as applicable, prior to the Petition Date, the Plan, the Disclosure Statement, and the ballot (collectively, the “Solicitation Packages”), and, following the Petition Date, the Confirmation Hearing Notice, were transmitted and served, including to all holders in the Voting Class that were Eligible Noteholders, in compliance with the Bankruptcy Code, including sections 1125 and 1126 thereof, the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Local Rules, the Plan Scheduling Order, and any applicable nonbankruptcy law. Transmission and service of the Solicitation Packages and the Confirmation Hearing Notice were timely, adequate, and sufficient. No further notice is or was required. 14. As set forth in the Voting Report, the Solicitation Packages were distributed to holders in the Voting Class that held a Claim as of July 13, 2015 (the date specified in such documents for the purpose of the solicitation). The establishment and notice of the Voting Record Date were reasonable and sufficient. 15. The period during which the Debtors solicited acceptances or rejections to the Plan was a reasonable and sufficient period of time for holders in the Voting Class to make an informed decision to accept or reject the Plan. 16. Under section 1126(f) of the Bankruptcy Code, the Debtors were not required to solicit votes from the holders of Claims or Equity Interests, as applicable, in the Unimpaired Classes (defined below), each of which is conclusively presumed to have accepted the Plan. Also, the Debtors were not required to solicit votes from the holders of Interests in Class 7 (HERO Equity Interests), who were substantially out of the money and deemed to reject the Plan

10 (the “Deemed Rejecting Class”). Nevertheless, the Debtors served holders of HERO Equity Interests with the Equity Release Consent Notice and the Confirmation Hearing Notice, each of which referenced the Plan and Disclosure Statement. L. Voting. 17. As evidenced by the Voting Reports, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Disclosure Statement, and any applicable non- bankruptcy law, rule, or regulation. M. Equity Release Consent Notice. 18. As set forth and approved in the Procedures Order, the Equity Release Consent Notice that the Debtors used to provide holders of HERO Equity Interests the opportunity to opt out of the releases set forth in Article VII.F of the Plan adequately addressed the particular needs of these Chapter 11 Cases and appropriately afforded the holders of HERO Equity Interests the opportunity to opt out of such releases and to obtain the consent of those holders that did not opt out. No other further notice or opportunity is or was required. N. Equity Release Consent Procedures. 19. As described in the Equity Release Consent Notice Affidavit, the distribution of the Equity Release Consent Notice and recording of holder’s elections to opt out complied with (i) the procedures set forth in the Plan Scheduling Motion and approved in the Procedures Order (the “Equity Release Consent Procedures”), and (ii) the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws, and regulations, including the registration requirements under the Securities Act and was appropriate and satisfactory based upon the circumstances of these Chapter 11 Cases.

11 20. As described in the Equity Release Consent Affidavit and the Declarations, prior to the Petition Date, the Equity Release Consent Notice was transmitted to all holders of HERO Equity Interests in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Plan Scheduling Order, any applicable nonbankruptcy law and applicable case law in this Circuit. Transmission of the Equity Release Consent Notice was timely, adequate, and sufficient. No further notice is or was required. 21. As set forth in the Voting Report, the Equity Release Consent Notice was distributed to all holders that held HERO Equity Interests as of July 13, 2015 (the Voting Record Date). The deadline for holders of HERO Equity Interests to opt out was August 12, 2015. The period the Debtors provided for holders of Equity Interests to opt out of the releases, and the information provided to them, was a reasonable and sufficient period of time for such holders to make an informed decision to consent to or opt out of the releases. O. Plan Supplement. 22. The Plan Supplement complies with the Bankruptcy Code and the terms of the Plan, and the filing and notice of such documents are good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules, and no other or further notice is required. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. Subject to the terms of the Plan, and only consistent therewith (and for the avoidance of doubt, subject in all instances to the consent of the Steering Group), the Debtors reserve the right to alter, amend, update, or modify the Plan Supplement as well as the documents set forth therein before the Effective Date.

12 P. Compliance with Bankruptcy Code Requirements—Section 1129(a)(1). 23. The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code. In addition, the Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a). (i) Proper Classification—Sections 1122 and 1123(a)(1). 24. The Plan satisfies the requirements of sections 1122(a) and 1123(a)(1) of the Bankruptcy Code. Article III of the Plan provides for the separate classification of Claims and Interests into 7 Classes (with subclasses for each Debtor). Valid business, factual, and legal reasons exist for the separate classification of such Classes of Claims and Interests. The classifications reflect no improper purpose and do not unfairly discriminate between, or among, holders of Claims or Interests. Each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class. (ii) Specified Unimpaired Classes—Section 1123(a)(2). 25. The Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code. Article III of the Plan specifies that Claims and Interests, as applicable, in the following Classes (the “Unimpaired Classes”) are Unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code: Class Designation 1 Other Priority Claims 2 Other Secured Claims 4 General Unsecured Claims 5 Intercompany Claims 6 Intercompany Interests 26. Additionally, Article II of the Plan specifies that Allowed Administrative Claims, Fee Claims, Priority Tax Claims and fees due and owing to the U.S. Trustee will be paid in full in accordance with the terms of the Plan, although these Claims are not classified under the Plan.

13 (iii) Specified Treatment of Impaired Classes—Section 1123(a)(3). 27. The Plan satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code. Article III of the Plan specifies that Claims and Interests, as applicable, in the following Classes (the “Impaired Classes”) are Impaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, and describes the treatment of such Classes: Class Designation 3 Senior Notes Claims 7 HERO Equity Interests (iv) No Discrimination—Section 1123(a)(4). 28. The Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code. The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest. (v) Adequate Means for Plan Implementation—Section 1123(a)(5). 29. The Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code. The provisions in Articles IV and V and elsewhere in the Plan, and in the exhibits and attachments to the Plan and the Disclosure Statement, provide, in detail, adequate and proper means for the Plan’s implementation, including, among other things, regarding: (a) the Reorganized Debtors’ entry into the First Lien Exit Facility Documents;4 (b) consummation of the First Lien Exit Facility; (c) the issuance of New HERO Common Stock and New HERO Warrants; (d) the cancellation of existing securities and agreements, and the surrender of existing securities (except as otherwise provided therein); (e) the settlement and discharge of Claims and 4 For purposes of this Confirmation Order, the terms “First Lien Exit Facility Documents” shall mean the First Lien Exit Facility Documents, as may be amended prior to the Effective Date with the consent of the Required Commitment Parties (as defined in the First Lien Exit Facility Commitment Letter).

14 Interests as set forth in the Plan; (f) the continued corporate existing of the Debtors as Reorganized Debtors and vesting of Estate assets in the Reorganized Debtors; (g) payment of all Steering Group and Senior Notes Indenture Trustees fees and expenses, including the fees and expenses of the Steering Group professionals and local counsel; (h) the waiver of avoidance actions and preservation and vesting of certain Causes of Action in the Reorganized Debtors; (i) the authorization and the adoption of and entry into the New HERO Charter, the New HERO By-Laws and the amended organizational documents for the Debtor Subsidiaries (collectively, the “New Hercules Organizational Documents”); (j) the appointment of the directors and officers for the Reorganized Debtors; (k) assumption of Existing Benefit Agreements; (l) reservation of New HERO Common Stock for the adoption of the New HERO Management Incentive Program and the authority granted to the New Board with regard thereto; and (m) indemnification of directors, officers and employees. (vi) Voting Power of Equity Securities—Section 1123(a)(6). 30. The Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code. It prohibits the issuance of non-voting Equity Securities as required by such section. The New HERO Charter and the amended charters of the Debtor Subsidiaries contain this prohibition. (vii) Directors and Officers—Section 1123(a)(7). 31. The Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code. Article V.B of the Plan contains provisions regarding the manner of selection of the members of the New Board and the officers and directors of Reorganized HERO are identified in Exhibit D to the Second Plan Supplement, which may be modified and/or supplemented prior to the Effective Date. The selection of the New Board and the officers, directors, and/or managers of each of the Reorganized Debtors is consistent with the interests of all holders of Claims and Interests, and public policy.

15 (viii) Impairment/Unimpairment of Classes—Section 1123(b)(1). 32. The Plan is consistent with section 1123(b)(1) of the Bankruptcy Code. Article III of the Plan impairs or leaves Unimpaired each Class of Claims and Interests. In the case of Other Secured Claims in Class 2, such holders shall, for avoidance of doubt, retain any Liens they may have in respect of the Collateral securing such Other Secured Claims until the satisfaction thereof. (ix) Assumption—Section 1123(b)(2). 33. The Plan is consistent with section 1123(b)(2) of the Bankruptcy Code. Article X of the Plan provides for the assumption or assumption and assignment of the Debtors’ Executory Contracts and Unexpired Leases not previously assumed, assumed and assigned, or rejected during these Chapter 11 Cases under section 365 of the Bankruptcy Code. (x) Settlement, Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action—Section 1123(b)(3). 34. The Plan is consistent with section 1123(b)(3) of the Bankruptcy Code. In accordance with section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration of the distributions, settlements, and other benefits provided under the Plan, except as stated otherwise in the Plan, the provisions of the Plan constitute a good-faith compromise of all Claims, Interests, and controversies relating to the contractual, subordination, and other legal rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The compromise and settlement of such Claims and Interests embodied in the Plan and reinstatement and unimpairment of other Classes identified in the Plan are in the best interests of the Debtors, the Estates, and all holders of Claims and Interests, and are fair, equitable, and reasonable.

16 35. Article VII.E of the Plan describes certain releases granted by the Debtors (the “Debtor Releases”). The Debtors have satisfied the business judgment standard with respect to the propriety of the Debtor Releases. Such releases are a necessary and integral element of the Plan, and are fair, reasonable, and in the best interests of the Debtors, the Estates, and holders of Claims and Interests. Also, the Debtor Releases are: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good-faith settlement and compromise of the Claims released by Article VII.E of the Plan; (c) given, and made, after due notice and opportunity for hearing; and (d) a bar to any of the Debtors asserting any Claim or Cause of Action released by Article VII.E of the Plan. 36. Article VII.F of the Plan describes certain releases granted by the Releasing Parties (the “Third-Party Release”) of the Released Parties which include the Debtors, the Reorganized Debtors, the Non-Debtor Subsidiaries, the Steering Group, the Steering Group Members, the Senior Notes Indenture Trustees and the parties related to all of the foregoing as more fully set forth in Art. I.A.113. The Third-Party Release provides finality for the Debtors, the Reorganized Debtors, and the other Released Parties regarding the parties’ respective obligations under the Plan and with respect to the Reorganized Debtors. 37. The Third-Party Release is consensual with respect to the Releasing Parties. First, the Confirmation Hearing Notice sent to holders of Claims and Interests and published in The Wall Street Journal (National Edition) on August 21, 2015 unambiguously stated that the Plan contains the Third-Party Release. Second, the ballots sent to all holders of Impaired Claims entitled to vote on the Plan included clear instructions for how such holders could vote against the Plan and opt out of the Third-Party Releases. Third, the Equity Release Consent Notice sent to all holders of HERO Equity Interests included clear instructions for such holders to opt out of

17 the Third-Party Releases if they so chose. The Third-Party Release is a necessary and integral element of the Plan, and is fair, equitable, reasonable, and in the best interests of the Debtors, the Estates, and all holders of Claims and Interests. Also, the Third-Party Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the claims released by the Third-Party Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third- Party Release. 38. The exculpation, described in Article VII.G of the Plan (the “Exculpation”),5 is appropriate under applicable law because it was proposed in good faith, was formulated following extensive good-faith, arm’s-length negotiations with key constituents, and is appropriately limited in scope. Without limiting anything in the Exculpation, each Exculpated Party has participated not only in these Chapter 11 Cases, but also in the negotiations and formulation of the Plan prior to the commencement of the Chapter 11 Cases, in good faith and is appropriately released and exculpated from any obligation, Cause of Action, or liability for any act taken or omitted to be taken in connection with, or arising from or relating in any way to, the restructuring of the Debtors or the Chapter 11 Cases, including, as applicable, but not limited to, all Restructuring-Related Actions (which, for the avoidance of doubt, may not be applicable in all instances to each Exculpated Party) such as (a) the negotiation, formulation and preparation of the Restructuring Support Agreement; (b) the management and operation of the Debtors’ 5 The definition of “Exculpated Parties” set forth in Article I.A.48 of the Plan is hereby modified (and thus, the Plan is effectively so modified) to strike clause (2) thereof and any other reference in such definition to the “Steering Group.”

18 businesses and the discharge of their duties under the Bankruptcy Code during the pendency of these Chapter 11 Cases; (c) the implementation of any of the transactions provided for, or contemplated in, this Plan or the Plan Supplement; (d) any action taken in the negotiation, formulation, development, proposal, solicitation, disclosure, Confirmation, or implementation of the Plan or Plan Supplement; (e) formulating, negotiating, preparing, disseminating, implementing, administering, confirming and/or effecting the First Lien Exit Facility Documents, the Disclosure Statement and the Plan, the Plan Supplement, the New HERO Management Incentive Program, the issuance of New HERO Warrants and New HERO Common Stock in connection with the Plan, and any related contract, instrument, release or other agreement or document created or entered into in connection therewith (including the solicitation of votes for the Plan and other actions taken in furtherance of Confirmation and Consummation of the Plan); (f) the administration of this Plan or the assets and property to be distributed pursuant to this Plan; (g) any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the bankruptcy restructuring of the Debtors; and (h) the preparation and filing of the Chapter 11 Cases. The Exculpation, including its carve- out for fraud, willful misconduct, gross negligence or criminal conduct, is entirely consistent with established practice in this jurisdiction and others for bankruptcy cases such as the Chapter 11 Cases. 39. The injunction provision set forth in Article VII.H of the Plan is necessary to implement, preserve, and enforce the Debtors’ discharge, the Debtor Releases, the Third-Party Release, and the Exculpation, and is narrowly tailored to achieve this purpose. 40. Article IV.L of the Plan appropriately provides that the Reorganized Debtors will retain, and may enforce, all rights to commence and pursue, as appropriate, any and all Causes of

19 Action except for Causes of Action that have been expressly waived, settled, or otherwise released as provided in Articles IV.K (with respect to Avoidance Actions) and IV.L, whether arising before or after the Petition Date in accordance with section 1123(b)(3)(B) of the Bankruptcy Code. The provisions regarding the preservation of Causes of Action in the Plan are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and holders of Claims and Interests. 41. The full release and discharge of all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates described in Article VII.D of the Plan (the “Lien Release”), except as otherwise expressly provided in this Order, is necessary to implement the Plan. The provisions of the Lien Release are appropriate, fair, equitable, and reasonable and are in the best interests of the Debtors, the Estates, and holders of Claims and Interests. (xi) Additional Plan Provisions—Section 1123(b)(6). 42. The other discretionary provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code. (xii) Cure of Defaults—Section 1123(d). 43. In accordance with section 1123(d) of the Bankruptcy Code, Article X of the Plan provides for the satisfaction of Cure Claims associated with each Executory Contract or Unexpired Lease to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All Cure Claims will be determined in accordance with the underlying agreements and applicable law. Q. Debtor Compliance with the Bankruptcy Code—Section 1129(a)(2).

20 44. The Debtors have complied with the applicable provisions of the Bankruptcy Code and, thus, satisfied the requirements of section 1129(a)(2) of the Bankruptcy Code. Specifically, each Debtor: a. is an eligible debtor under section 109, and a proper proponent of the Plan under section 1121(a), of the Bankruptcy Code; b. has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and c. complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126, the Bankruptcy Rules, the Local Rules, any applicable nonbankruptcy law, rule and regulation, the Plan Scheduling Order, and all other applicable law, in transmitting the Solicitation Packages, and related documents and notices, and in soliciting and tabulating the votes on the Plan. R. Plan Proposed in Good Faith—Section 1129(a)(3). 45. The Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code. The Debtors have proposed the Plan in good faith and not by any means forbidden by law. In so determining based on the evidence presented to this Court, including the Declarations, the Plan, the Disclosure Statement and the other motions and pleadings filed and the testimony elicited, the Court has examined the totality of the circumstances surrounding the filing of these Chapter 11 Cases, the Plan itself, the Restructuring Support Agreement, the process leading to Confirmation, including the overwhelming support of holders of Claims in the Voting Class for the Plan, and the transactions to be implemented pursuant thereto. These Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to reorganize and emerge from bankruptcy with a capital and organizational structure that will allow them to conduct their businesses and satisfy their obligations with sufficient liquidity and capital resources. S. Payment for Services or Costs and Expenses—Section 1129(a)(4).

21 46. The procedures set forth in the Plan for the Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with these Chapter 11 Cases, including, but not limited to, Accrued Professional Compensation and all of the fees and expenses of the Steering Group’s professionals, or in connection with the Plan and incident to these Chapter 11 Cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code. T. Directors, Officers, and Insiders—Section 1129(a)(5). 47. The Debtors have satisfied the requirements of section 1129(a)(5) of the Bankruptcy Code. Article V.B of the Plan, in conjunction with Exhibit D to the Second Plan Supplement, disclose the identity and affiliations of the individuals proposed to serve as the initial directors and officers of the Reorganized Debtors, and the identity and nature of any compensation for any insider who will be employed or retained by the Reorganized Debtors. The proposed directors and officers for the Reorganized Debtors are qualified, and the appointments to, or continuance in, such offices by the proposed directors and officers is consistent with the interests of the holders of Claims and Interests and with public policy. U. No Rate Changes—Section 1129(a)(6). 48. Section 1129(a)(6) of the Bankruptcy Code is not applicable to these Chapter 11 Cases. The Plan proposes no rate change subject to the jurisdiction of any governmental regulatory commission. V. Best Interest of Creditors—Section 1129(a)(7). 49. The Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis attached to the Disclosure Statement and the other evidence related thereto in support of the Plan that was proffered or adduced in the Declarations or at, prior to, or in connection with the Confirmation Hearing: (a) are reasonable, persuasive, credible, and

22 accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that each holder of an Allowed Claim and Interest in an Impaired Class (i) has accepted the Plan or (ii) will recover at least as much under the Plan on account of such Claim or Interest, as of the Effective Date, as such holder would receive if the Debtors were liquidated, on the Effective Date, under chapter 7 of the Bankruptcy Code. W. Acceptance by Certain Classes—Section 1129(a)(8). 50. Classes 1, 2, 4, 5 and 6 constitute Unimpaired Classes, each of which is conclusively presumed to have accepted the Plan in accordance with section 1126(f) of the Bankruptcy Code. The Voting Class, Class 3, has voted to accept the Plan. However, holders of Equity Interests in Class 7 were not solicited and are deemed to have rejected the Plan because the enterprise value of the Debtors was at least $500 million less than the aggregate amount of claims against the Debtors. Nevertheless, Class 7 Interest holders will receive the distributions provided under the Plan provided that they have not opted out of granting the Third Party Release. Accordingly, notwithstanding the foregoing, the Plan is confirmable despite the failure to satisfy section 1129(a)(8) because, as set forth below, it satisfies sections 1129(a)(10) and 1129(b) of the Bankruptcy Code. X. Treatment of Claims Entitled to Priority Under Section 507(a) of the Bankruptcy Code—Section 1129(a)(9). 51. The treatment of Administrative Claims, Professional Claims, and Priority Tax Claims, under Article II of the Plan, and of Other Priority Claims under Article III of the Plan, satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

23 Y. Acceptance by At Least One Impaired Class—Section 1129(a)(10). 52. The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code. As evidenced by the Voting Reports, the Voting Class voted to accept the Plan by more than the requisite numbers and amounts of Claims, determined without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code), specified under the Bankruptcy Code. Z. Feasibility—Section 1129(a)(11). 53. The Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code. The financial projections attached to the Disclosure Statement and the other evidence supporting Confirmation of the Plan proffered or adduced by the Debtors in the Declaration or at, prior to, or in connection with, the Confirmation Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; (d) establish that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization of the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan, except as provided in the Plan; and (e) establish that the Reorganized Debtors will have sufficient funds available to meet their obligations under the Plan. The Debtors have demonstrated a reasonable assurance of the Plan’s prospects for success. AA. Payment of Fees—Section 1129(a)(12). 54. The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code. Article II.D of the Plan provides for the payment of all fees payable by the Debtors under 28 U.S.C. § 1930(a).

24 BB. Continuation of Employee Benefits—Section 1129(a)(13). 55. The Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code. Article V.D of the Plan provides that from and after the Effective Date, the payment of all retiree benefits, as defined in section 1114 of the Bankruptcy Code, will continue in accordance with applicable law. CC. Non-Applicability of Certain Sections—Sections 1129(a)(14), (15), and (16). 56. Sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to these Chapter 11 Cases. The Debtors owe no domestic support obligations, are not individuals, and are not nonprofit corporations. DD. “Cram Down” Requirements—Section 1129(b). 57. The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code. Notwithstanding the fact that the Deemed Rejecting Class has been deemed to reject the Plan, the Plan may be confirmed pursuant to section 1129(b)(l) of the Bankruptcy Code. First, all of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8) have been met. Second, the Plan is fair and equitable with respect to the Deemed Rejecting Class. The Plan has been proposed in good faith, is reasonable and meets the requirements that no Holder of any Claim or Interest that is junior to each such Class will receive or retain any property under the Plan on account of such junior Claim or Interest and no Holder of a Claim in a Class senior to such Classes is receiving more than 100% on account of its Claim. Accordingly, the Plan is fair and equitable towards all Holders of Interests in the Deemed Rejecting Class. Third, the Plan does not discriminate unfairly because similarly situated creditors will receive substantially similar treatment on account of their Claims and Interests irrespective of Class. The Plan may therefore be confirmed despite the fact that not all Impaired Classes have voted to accept the Plan.

25 EE. Only One Plan—Section 1129(c). 58. The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code. The Plan is the only chapter 11 plan filed in each of these Chapter 11 Cases. FF. Principal Purpose of the Plan—Section 1129(d). 59. The Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act. GG. Small Business Case—Section 1129(e). 60. The Chapter 11 Case is not a small business case within the meaning of the Bankruptcy Code. Accordingly, section 1129(e) of the Bankruptcy Code is inapplicable to the Chapter 11 Case. HH. Good Faith Solicitation—Section 1125(e). 61. Each of (a) the Debtors and the Reorganized Debtors, (b) the Steering Group and the Steering Group Members and (c) the Professionals of the Debtors and the legal and financial advisors to the Steering Group, and any and all affiliates, directors, officers, members, managers, shareholders, partners, employees, attorneys, and advisors of each of the foregoing, as applicable, have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all of their respective activities relating to support and consummation of the Plan, including the execution, delivery, and performance of the Restructuring Support Agreement, the extension of financing under the First Lien Exit Facility, solicitation of acceptances of the Plan, and distribution of the Equity Release Consent Notice and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

26 II. Satisfaction of Confirmation 62. Based on the foregoing, the Plan satisfies the requirements for Confirmation set forth in section 1129 of the Bankruptcy Code. JJ. Valuation. 63. The valuation analysis contained in the Disclosure Statement and the Declarations provide the basis for the Plan and is reasonable and credible. All parties in interest have been given the opportunity to challenge the valuation analysis, and no one has provided credible evidence to refute it. The valuation analysis (x) is reasonable, persuasive, credible, and accurate as of the date such analysis or evidence was prepared, presented, or proffered, (y) uses reasonable and appropriate methodologies and assumptions, and (z) has not been controverted by other evidence. KK. Likelihood of Satisfaction of Conditions Precedent to the Effective Date. 64. Each of the conditions precedent to the Effective Date, as set forth in Article XI.A, has been or is reasonably likely to be satisfied or waived in accordance with Article XI.B of the Plan. LL. Implementation of Plan. 65. All documents and agreements necessary to implement the Plan, including those contained in the Plan Supplement, and all other relevant and necessary documents and agreements, and any actions required of the Debtors or the Reorganized Debtors pursuant to the Plan, are essential elements of the Plan and consummation of each such agreement or the taking of any such action is in the best interests of the Debtors, the Estates, and holders of Claims and Equity Interests. The Debtors have exercised reasonable business judgment in determining to enter into the contemplated agreements, and the agreements have been negotiated in good faith, at arm’s-length, are fair and reasonable, and shall, upon completion of such documentation and

27 execution, be valid, binding, and enforceable agreements and not be in conflict with any federal or state law. MM. Executory Contracts and Unexpired Leases. 66. Article X of the Plan provides, pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, for the assumption, assumption and assignment, or rejection of certain Executory Contracts and Unexpired Leases. The Debtor’s determination regarding the assumption and assumption and assignment of Executory Contracts and Unexpired Leases is based on, and within the sound business judgment of, the Debtor, is necessary to the implementation of the Plan, and is in the best interests of the Debtor, its Estate, holders of Claims, and other parties in interest in the Chapter 11 Case. The Debtors have provided notice in the Plan Supplement that they are assuming all Executory contracts and Unexpired Leases of the Debtors and that no cure amounts are owed. NN. Global Settlement Under the Plan 67. The provisions of the Plan, as discussed in detail in the Disclosure Statement, constitute a good-faith compromise and settlement pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, among the Debtors and the Steering Group all disputes arising from or related to (i) the Senior Notes Claims and the Guarantee Claims and (ii) the Guarantees. The entry of this Confirmation Order constitutes the Court’s approval of all of the foregoing compromises and settlements embodied in the Plan, and the Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Estates, creditors, and other parties in interest, and are fair, equitable, and within the range of reasonableness. In the event that, for any reason, the Effective Date does not occur, the Debtors and the Steering Group reserve all of their respective rights with respect to any and all disputes resolved and settled under the Plan.

28 68. In reaching its decision on the substantive fairness of the compromises and settlements contained in the Plan, the Court considered the following factors: (i) the balance between the probability of success of potential litigations and the future benefits of such compromises and settlements; (ii) the likelihood of complex and protracted litigation and the risk and difficulty of collecting on the judgment; (iii) the proportion of creditors and parties in interest that support the compromises and settlements; (iv) the competency of counsel; and (v) the extent to which the compromises and settlements are the product of arm’s-length bargaining. The Court finds that each of these factors weighs in favor of approving the compromises and settlements embodied in the Plan. The Court also considered the purposes of a “prepackaged” chapter 11 case and the negative impact and disruption upon the Debtors’ Estates and operations arising from a nonconsensual bankruptcy. OO. Releases, Exculpations and Injunctions of Released Parties, Exculpation Parties and Solicitation Parties. 69. The release, injunction, discharge and exculpation provisions contained in the Plan (collectively, the “Releases”) constitute good-faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and (i) are in the best interests of the Debtors, their Estates and Holders of Claims and Equity Interests; (ii) are fair, equitable, and reasonable; and (iii) are integral elements of the restructuring and resolution of the Chapter 11 Cases in accordance with the Plan and the Restructuring Support Agreement. The failure to approve the Releases would seriously impair the Debtors’ ability to confirm the Plan. Each provision of the Releases (i) is within the jurisdiction of the Court under 28 U.S.C. § 1334; (ii) is an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code; (iii) is an integral element of the settlements and transactions incorporated into the Plan; (iv) confers a material benefit on, and is

29 in the best interests of, the Debtors, their Estates, and Holders of Claims and Equity Interests; (v) is important to the overall objectives of the Plan to finally resolve all Claims and Equity Interests among or against the parties in interest in the Chapter 11 Cases with respect to the Debtors’ reorganization; and (vi) is consistent with sections 105, 1123 and 1129 of the Bankruptcy Code and all other applicable law. 70. Each non-Debtor Released Party that will benefit from the Releases either shares an identity of interest with the Debtors, was instrumental to the successful prosecution of the Chapter 11 Cases, and/or provided a substantial contribution to the Debtors, which value provided a significant benefit to the Debtors’ Estates, and which will allow for distributions that would not otherwise be available to the Holders of HERO Equity Interests, General Unsecured Claims and other stakeholders but for the contributions made by such non-Debtor parties under the global settlement embodied in the Plan. 71. The Releases are, individually and collectively, integral to, and necessary for the successful implementation of, the Plan, essential to the Debtors’ reorganization and supported by substantial consideration. The Third-Party Release pursuant to Article VII.F of the Plan is subject to the terms of the Plan and is completely consensual and binding upon the Releasing Parties, including each (x) holder of an Impaired Claim that (i) votes to accept the Plan or (ii) either (A) abstains from voting, (B) votes to reject the Plan or (C) is a Non-Eligible Noteholder and, in the case of either (A),(B) or (C), did not opt out of the Third-Releases and (y) any holder of a HERO Equity Interest that does not opt out of the voluntary release contained in Section VII.F of the Plan. The ballots explicitly stated the following: (a) those who submit a ballot voting to reject the Plan and choose not to opt out of the Releases will be deemed to have consented to the Releases; (b) those that vote to accept the Plan are automatically deemed to

30 accept the Releases; and (c) those that elect not to return a ballot are automatically deemed to accept the Releases. The Equity Release Consent Notice explicitly stated that those who choose not to opt out of the Releases as directed therein are deemed to have consented to the Releases, and will receive, in consideration, the distribution under the Plan. 72. Those Holders of Claims submitting a Ballot voting to accept the Plan, those who voted to reject the Plan and chose not to opt out of the Releases, and/or those who abstained from voting on the Plan and those Holders of HERO Equity Interests who chose not to opt out of the Releases in accordance with the Equity Release Consent Notice were given due and adequate notice that they would be consenting to the Third-Party Releases by acting in such a manner. The Third-Party Releases were also disclosed and explained on the Ballots, Equity Release Consent Notice, in the Disclosure Statement and Plan, and in the Confirmation Hearing Notice. Accordingly, in light of all of the circumstances, the Third-Party Releases satisfy the applicable standards in this Circuit and other Circuits. 73. In addition, the exculpation provisions set forth in Article VII.G of the Plan are essential to the Plan. The record in these Chapter 11 Cases fully supports the Exculpation set forth in Article VII.G of the Plan, which is appropriately tailored to protect the Exculpated Parties. In light of among other things, the critical nature of the exculpation to the Plan and the substantial contribution of the Exculpated Parties to these Chapter 11 Cases, the Exculpation contained in Article VII.G is appropriate. 74. Accordingly, in light of all of the circumstances, the Releases satisfy the applicable standards contained in In re Indianapolis Downs, LLC, 486 B.R. 286, 303 (Bankr. D. Del. 2013), are fair to the Releasing Parties, and are otherwise appropriate under In re W.R. Grace & Co., 475 B.R. 34, 107 (D. Del. 2012).

31 PP. Disclosure of Facts. 75. The Debtors have disclosed all material facts regarding the Plan, including with respect to consummation of the First Lien Exit Facility Documents, and the New Hercules Organizational Documents, and the fact that each applicable Debtor will emerge from its chapter 11 case as a validly existing corporation, limited liability company, partnership, or other form, as applicable, with separate assets, liabilities, and obligations. QQ. Good Faith. 76. The Debtors, the Released Parties, and the Releasing Parties have been and will be acting in good faith if they: (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed by this Confirmation Order to reorganize the Debtors’ businesses and effect the First Lien Exit Facility Documents, the New Hercules Organizational Documents, and the other transactions contemplated under the Plan. RR. First Lien Exit Facility. 77. The First Lien Exit Facility Documents are essential elements of the Plan, and entry into the First Lien Exit Facility, as may be amended prior to the Effective Date with the consent of the Required Commitment Parties (as defined in the First Lien Exit Facility Commitment Letter) under the First Lien Exit Facility Commitment Letter, is in the best interests of the Debtors, their Estates, and their creditors. The Debtors have exercised sound business judgment in determining to enter into the First Lien Exit Facility and have provided adequate notice thereof. The First Lien Exit Facility has been negotiated in good faith and at arm’s length among the Debtors and the lenders thereto, and any credit extended and loans made to the Reorganized Debtors by the First Lien Exit Facility Lenders pursuant to the First Lien Exit Facility, as applicable, and any fees paid thereunder (or to be paid on the Effective Date to the

32 Steering Group’s various advisors and local counsel) are deemed to have been extended, issued, and made in good faith. SS. Management Incentive Program. 78. The New HERO Management Incentive Program will be implemented substantially in the form attached as Exhibit C to the Second Plan Supplement, with such changes as may be approved by the New Board. The terms of the New HERO Management Incentive Program provide for the ability to grant various equity and equity-based awards (including, without limitation, “incentive stock options” as described in section 422 of the U.S. Internal Revenue Code of 1986, as amended), are reasonable, appropriate, and calculated to incentivize performance by management, other employees and non-employee directors of the Reorganized Debtors. The implementation and administration of the New HERO Management Incentive Program will not occur until after the Effective Date of the Plan and will be subject to the oversight of the New Board in all respects, in accordance with the terms of the New HERO Management Incentive Program and agreements relating to the New HERO Management Incentive Program. The Debtors have provided adequate notice of the material terms of the New HERO Management Incentive Program as part of the Plan Supplement.

33 TT. First Lien Exit Facility Subscription. 79. The Debtors solicited subscriptions to the First Lien Exit Facility from holders of Allowed Senior Notes Claims that are Eligible Noteholders in good faith and in compliance with the order entered by the Court with respect to the procedures for solicitation of subscriptions to the First Lien Exit Facility [Docket No. 97], applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any applicable non-bankruptcy laws, rules, or regulations. UU. Waiver of Stay. 80. Under the circumstances, it is appropriate that the 14-day stay imposed by Bankruptcy Rules 3020(e) and 7062(a) be waived. ORDER IT IS ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT: 1. Findings of Fact and Conclusions of Law. The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014. To the extent that any finding of fact is determined to be a conclusion of law, it is deemed so, and vice versa. 2. Disclosure Statement. The Disclosure Statement is approved in all respects. 3. Ballots. The ballots for the Voting Class are approved in all respects. 4. Solicitation. The solicitation of votes on the Plan complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, all other provisions of the Bankruptcy Code, and all other applicable rules, laws, and regulations, and was appropriate and satisfactory and is approved in all respects.

34 5. Notice of the Confirmation Hearing. Notice of the Confirmation Hearing was appropriate and satisfactory and is approved in all respects. 6. Confirmation of the Plan. The Plan is approved in its entirety (subject only to any modifications made pursuant to the terms of this Order) and CONFIRMED under section 1129 of the Bankruptcy Code. The terms of the Plan, including the Plan Supplement, are incorporated by reference into and are an integral part of this Confirmation Order. 7. Objections. All objections and all reservations of rights pertaining to Confirmation or approval of the Disclosure Statement that have not been withdrawn, waived, or settled are overruled on the merits. 8. No Action Required. Under the provisions of the Delaware General Corporation Law, including section 303 thereof, the comparable provisions of the Delaware Limited Liability Company Act, other applicable non-bankruptcy law and section 1142(b) of the Bankruptcy Code, no action of the respective directors, equity holders, managers, or members of the Debtors is required to authorize the Debtors to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan, the transactions contemplated thereby, and any contract, assignment, certificate, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan, including (a) the adoption and filing of the New Hercules Organizational Documents; (b) the authorization, issuance, and distribution of New HERO Common Stock and New HERO Warrants; (c) the adoption or assumption, as applicable, of Executory Contracts or Unexpired Leases; (d) adoption of the New HERO Management Incentive Program; and (e) the entry into the First Lien Exit Facility and the execution and delivery of the First Lien Exit Facility Documents (as may be

35 amended prior to the Effective Date with the consent of the Required Commitment Parties), as applicable. 9. Binding Effect. Upon the occurrence of the Effective Date, the terms of the Plan are immediately effective and enforceable and deemed binding on the Debtors, the Reorganized Debtors, and any and all holders of Claims or Interests (irrespective of whether such holders of Claims or Interests have, or are deemed to have, accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, exculpations, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity. 10. Compromises of Controversies. In consideration for the distributions and other benefits, including releases, provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims, Interests, and controversies resolved under the Plan and the entry of this Confirmation Order constitutes approval of such compromise and settlement under Bankruptcy Rule 9019. On the Effective Date, all settlements, compromises, releases (including, without limitation, the Releases), waivers, discharges, exculpations, and injunctions set forth in the Plan shall be effective and binding on all Persons. The Plan and this Confirmation Order shall have res judicata, collateral estoppel, and estoppel (judicial, equitable, or otherwise) effect with respect to all matters provided for in, or resolved pursuant to, the Plan and/or this Confirmation Order, including, without limitation, the release, injunction, exculpation, discharge, and compromise provisions contained in the Plan and/or this Confirmation Order.

36 11. Hercules 265 Litigation. For the avoidance of doubt, nothing in the Plan, Plan Supplement, or Confirmation Order, or any amendments thereto, shall discharge, release, exculpate, or enjoin claims currently asserted or hereafter asserted against any Debtor or Reorganized Debtor or any of their affiliates, directors, officers or employees in those certain actions, including any appeals thereof, currently styled In the Matter of SD Drilling, LLC, as Owner of the Hercules 265, Case No. 2:14-cv-01571, pending in the United States District Court for the Eastern District of Louisiana (the “Louisiana Litigation”) and Certain Underwriters at Lloyd’s London and Certain Insurance Companies Subscribing to Policy Nos. JHB CJP-1861, JHB CJP-1959, 13PKGN9161, et al. v. Cameron International Corporation, et al., C.A. No. 4:14- cv-02105, pending in the United States District Court for the Southern District of Texas (the “Texas Litigation” and together with the Louisiana Litigation, the "Pending Litigation"), as such claims may be amended from time to time, or alter or impair settlement or enforcement of any judgment in the Pending Litigation with or against any Debtor or Reorganized Debtor or any of their affiliates, directors, officers or employees, with respect to any applicable insurance coverage and proceeds or with or from any Debtor or Reorganized Debtor or any of their affiliates, directors, officers or employees. Nothing herein in the Plan, Plan Supplement, or Confirmation Order, or any amendments thereto, shall alter the any legal or equitable rights or defenses of the Debtors, Reorganized Debtors or any other party with standing to dispute and/or object or respond in the Pending Litigation in accordance with applicable non-bankruptcy law, nor shall it be construed as an admission as to the existence of any fact or the validity of any claim with respect to or in connection with the Pending Litigation. The Debtors and Reorganized Debtors acknowledge that neither the Plan nor the Confirmation Order abridge any otherwise applicable obligation owed by them any party to the Pending Litigation in connection

37 therewith under the Federal Rules of Civil Procedure, court orders, party agreements, and any other applicable rules, orders, or agreements. 12. United States’ Claims. Notwithstanding any other provision in the Plan, this Order or the related Plan documents, no provision in any of the foregoing shall diminish, enhance, or modify any legal, equitable, and or contractual rights of the United States (“U.S. Interests”) to receive payment on account of the U.S. Interests which will “ride through” the Chapter 11 Cases under the Plan as if the Chapter 11 Cases had not been commenced, provided that such U.S. Interests, shall be subject to the Debtors’ or the Reorganized Debtors’ rights and defenses under applicable non-bankruptcy law, whether contractual, legal or equitable in nature, with respect to any such U.S. Interests. Whether or not a federal governmental unit has filed a proof of claim, U.S. Interests shall not be subject to any claims resolution process in Bankruptcy Court and any dispute over U.S. Interests will be treated and determined as if the Chapter 11 Cases had not been commenced in accordance with applicable non-bankruptcy law. Until a U.S. Interest is paid in full or otherwise resolved in accordance with applicable non-bankruptcy law, or on terms agreed to between the holder of such U.S. Interest and the Debtors or the Reorganized Debtors, such U.S. Interest shall not be deemed settled, satisfied, resolved, released, discharged, or enjoined by any provision of the Plan and the applicable Reorganized Debtors shall remain liable for such claims, subject to the Debtors’ or the Reorganized Debtors’ rights and defenses under applicable non-bankruptcy law, whether contractual, legal or equitable in nature, with respect to any such claims. Further, nothing in the Plan discharges or releases any non-debtor entity from any U.S. Interest or impairs the ability of the United States to pursue any U.S. Interest against any non-debtor. Without limiting the foregoing, for the avoidance of doubt: (1) the United States shall not be required to file any claims in the Debtors’ bankruptcy cases; (2)

38 nothing shall affect or impair the exercise of United States’ police and regulatory powers against the Debtors and/or the Reorganized Debtors; (3) nothing shall affect or impair the United States’ rights to assert setoff and recoupment against the Debtors and/or the Reorganized Debtors; (4) interest shall accrue and be paid on U.S. Interests in accordance with applicable non-bankruptcy laws as if the Chapter 11 Cases had not been commenced; (5) Debtors shall timely file all outstanding pre-petition and post-petition federal tax returns; and (6) nothing in the Documents discharges or releases the Debtors, the Reorganized Debtors or any other entity from any police or regulatory claim, liability, or cause of action of any governmental unit or impairs the ability of a governmental unit to pursue any police or regulatory claim, liability, or cause of action against any Debtor, Reorganized Debtor, or non-debtor, subject, in all cases, to the applicable Debtor’s, Reorganized Debtor’s or non-debtor’s rights and defenses under applicable non-bankruptcy law, whether contractual, legal or equitable in nature, with respect to any such matter. All police and regulatory claims, liabilities, or causes of action of any governmental unit, and all of the Debtors’ and the Reorganized Debtors’ rights and defenses under applicable non-bankruptcy law, whether contractual, legal or equitable in nature, with respect to such claims, liabilities and causes of action, shall survive the bankruptcy case as if the case had not been commenced, and shall be determined in the manner and by the administrative or judicial tribunals in which such rights or claims would have been adjudicated or resolved if the bankruptcy cases had not been commenced. 13. Advanced Maritime Transports Cure Claims. For the avoidance of doubt, and notwithstanding anything to the contrary in the Plan, Assumption Notice, or this Confirmation Order, any and all rights with respect to Claims, including Cure Claims, for amounts due and owing under that certain Local Representation Agreement, dated February 29, 2012 by and

39 between AMT SA – Advanced Maritime Transports SA, including its subsidiaries, sister companies and affiliates listed on Exhibit A thereto, on the one hand, and Hercules Offshore, Inc. and its subsidiaries and affiliates, on the other hand, shall be expressly preserved post- confirmation and post-Effective Date, regardless of whether such Claims arose prior to or after the Petition Date, and such Claims shall ride through the Chapter 11 Cases unimpaired and unaltered and shall be paid in accordance with ordinary course terms, as provided for in the Plan, subject to any rights and defenses that the Debtors, Reorganized Debtors and applicable non- debtor entity may have with respect to such Claims, which rights and defense are retained and unaffected by the Chapter 11 Cases. 14. Harris County Objection. Notwithstanding anything in this Confirmation Order or the Plan to the contrary, any lien held by Harris County pursuant to Sections 32.01 and Section 32.05(b) of the Texas Property Tax Code that secures an Allowed Claim against any Debtor shall be retained by Harris County until such Allowed Claim is satisfied in full, provided that nothing contained in the Plan or this Confirmation Order shall be construed as an admission of the validity or perfection of any Claim or lien held by Harris County or deemed to grant any lien or security interest to Harris County on any of the Debtors’ assets. 15. United States Trustee Administrative Claim Objection. Notwithstanding anything in this Confirmation Order or the Plan to the contrary but other than as has been previous authorized, allowed and/or approved by the Bankruptcy Court (or is or would be authorized, allowed and/or approved through or consistent with procedures that have been previously approved by the Bankruptcy Court), the U.S. Trustee’s right to object to allowance of any Administrative Claim is reserved.

40 16. Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors. Except as otherwise provided in the Plan or this Confirmation Order: (i) each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all of the powers of such a legal entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable law; and (ii) on the Effective Date, all property of each Debtor’s Estate, and any property acquired by each Debtor or Reorganized Debtor under the Plan, will vest in such Reorganized Debtor free and clear of all Claims, Liens, charges, other encumbrances, Equity Interests, and other interests, except for the Liens and Claims established under the Plan (including in respect of the First Lien Exit Facility). 17. On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire, and dispose of property and compromise or settle any claims without supervision or approval by the Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, subject only to those restrictions expressly imposed by the Plan or the Confirmation Order as well as the documents and instruments executed and delivered in connection therewith, including the documents, exhibits, instruments, and other materials comprising the Plan Supplement. 18. Cancellation of Existing Agreement, Notes and Equity Interests. On the Effective Date, except as otherwise specifically provided for in the Plan or this Confirmation Order, the obligations of the Debtors under the Restructuring Support Agreement, the Senior Notes, the Guarantees, the Senior Notes Indentures and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in any of the

41 Debtors giving rise to any Claim or Equity Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of any Debtors that are specifically reinstated pursuant to the Plan), shall be cancelled as to any such Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and the obligations of any of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, by-laws, or certificate or articles of incorporation or similar documents governing the Restructuring Support Agreement, the Senior Notes, the Guarantees, the Senior Notes Indentures and any other shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of any of the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of any Debtors that are specifically reinstated pursuant to the Plan or assumed by any such Debtors) shall be released and discharged; provided, however, that, notwithstanding the occurrence of the Confirmation Date or the Effective Date, any such indenture or agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (a) allowing holders of such Claims to receive distributions under the Plan as provided herein, (b) allowing the Senior Notes Indenture Trustees to make distributions under the Plan as provided herein, and deduct therefrom such reasonable compensation, fees, and expenses due thereunder or incurred in making such distributions, to the extent not paid by the Debtors and authorized under such agreement, and (c) allowing the Senior Notes Indenture Trustees to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan. For the avoidance of doubt, the First Lien Exit Facility Commitment Letter and the Restructuring Support Agreement shall be valid, binding and effective according

42 to their terms, and all parties retain their rights and obligations thereunder until the occurrence of the Effective Date, unless otherwise indicated therein. 19. Distributions. The procedures governing distributions contained in Article VIII of the Plan shall be, and hereby are, approved in their entirety. 20. Disallowance of Claims. Except as otherwise specifically provided for in the Plan or this Confirmation Order or otherwise agreed, any and all proofs of Claim shall be deemed expunged from the claims register on the Effective Date without any further notice to or action, order, or approval of the Court and the Claim on which such proof of Claim was filed shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. 21. Preservation of Causes of Action. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan (such as the Avoidance Actions set forth in paragraph 20 below) or by a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date as set forth in the Plan. Nothing contained in the Plan or this Confirmation Order shall be deemed a waiver or relinquishment of any claim, Cause of Action, right of setoff, or other legal or equitable defense of any Debtor that is not specifically waived or relinquished by the Plan or the Confirmation Order. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert, all such claims, Causes of Action, rights of setoff, and other legal or equitable defenses that any Debtor had immediately before the Petition Date as fully as if the Chapter 11 Cases had not been commenced, and all of the Reorganized Debtors’

43 legal and equitable rights respecting any claim that is not specifically waived or relinquished by the Plan or this Confirmation Order may be asserted after the Effective Date to the same extent as if the Chapter 11 Cases had not been commenced. No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against such Person. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, in accordance with the Plan. From and after the Effective Date, the Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any Cause of Action and to decline to do any of the foregoing without further notice to or action, order, or approval of the Court. The Reorganized Debtors are deemed representatives of the Estates for the purpose of prosecuting any Claim or Cause of Action and any objections to Claims pursuant to 11 U.S.C. § 1123(b)(3)(B). 22. Notwithstanding anything to the contrary in the Plan or in this Confirmation Order, in accordance with Article IV.K of the Plan, on the Effective Date, the Debtors shall be deemed to have waived the right to prosecute, and to have settled and released for fair value, any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code or other applicable law that belong to the Debtors. 23. Subordination. Except as otherwise expressly provided in the Plan, this Confirmation Order, and any other order of the Court: (a) allowance, classification and treatment of all Allowed Claims and Equity Interests and the respective Distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and

44 Equity Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto; (b) all subordination rights that a holder of a Claim or Interest may have with respect to any distribution to be made under the Plan shall be discharged and terminated and all actions related to the enforcement of such subordination rights shall be enjoined permanently; and (c) the distributions under the Plan to the holders of Allowed Claims and Interests will not be subject to payment of a beneficiary of such subordination rights, or to levy, garnishment, attachment, or other legal process by a beneficiary of such terminated subordination rights. 24. Release of Liens. Except as otherwise provided herein, in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, including the First Lien Exit Facility Documents, or any other document executed in connection therewith, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, and other security interests against any property of the Debtors’ Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, and other security interests shall revert to the Reorganized Debtors and each of their successors and assigns. 25. Exit Facility. The Debtors and the Reorganized Debtors are authorized (with the consent of the Required Commitment Parties (as defined therein) and according to the terms of the First Lien Exit Facility), without further approval of the Bankruptcy Court and without the need for any further corporate action or action by the Debtors or the Reorganized Debtors, to enter into, execute, negotiate and deliver, or cause to be executed, negotiated and delivered, the First Lien Exit Facility Documents, including all related agreements, documents, instruments, and certificates relating to the First Lien Exit Facility, and to perform their obligations

45 thereunder. The First Lien Exit Facility Documents, any related agreements, and the transactions and fees contemplated thereby (including the put option premium to be paid at closing to the Commitment Parties (as defined in the First Lien Exit Facility Commitment Letter) under the First Lien Exit Facility Commitment Letter) are approved in their entirety and, upon the satisfaction of all applicable conditions, the First Lien Exit Facility shall be in full force and effect and valid, binding, and enforceable in accordance with its terms. The loans and other extensions of credit contemplated by the First Lien Exit Facility Documents and any other documents executed in connection therewith, and the granting of Liens to secure such loans, other extensions of credit, and guarantees are approved and authorized in all respects, including any and all jurisdictions to the extent such documents are necessary. The Reorganized Debtors are hereby authorized to (a) borrow and grant all liens, security interests and encumbrances under such First Lien Exit Facility Documents and use the proceeds of such borrowings for any purpose permitted thereunder, and (b) perform all of their obligations under the First Lien Exit Facility Documents, including the payment of all fees, expenses, losses, damages, indemnities and other amounts (including any applicable refinancing premiums and applicable exit fees) provided under the First Lien Exit Facility Documents. As of the Effective Date, without any further action by the Court or the directors, officers, managers, members, or stockholders of the Reorganized Debtors, the Liens and security interests granted pursuant to the First Lien Exit Facility Documents will constitute legal, valid and enforceable Liens and security interests in the Collateral (as defined in the First Lien Exit Facility Documents and any other documents to be executed and delivered pursuant thereto) and such Liens and security interests will constitute legal, valid and binding obligations of the Reorganized Debtors (and their subsidiaries). The holder(s) of Liens under the First Lien Exit Facility Documents, including the First Lien Exit

46 Facility Agent, are authorized (i) to file, with the appropriate authorities, agreements, financing statements, instruments and other documents (the “First Lien Exit Facility Perfection Documents”), (ii) to take possession of or control over, or (iii) to take any other action in order to evidence, validate and perfect such Liens or security interests to the extent provided in the First Lien Exit Facility Documents. Subject in all cases to the terms and provisions of the First Lien Exit Facility Documents, the Debtors and the Reorganized Debtors (or their affiliates) are authorized to execute and deliver to the First Lien Exit Facility Agent and First Lien Exit Facility Lenders any First Lien Exit Facility Perfection Documents, or, to the extent provided in the First Lien Exit Facility Documents, obtain all governmental approvals and consents the First Lien Exit Facility Agent or First Lien Exit Facility Lenders may reasonably request or that are required to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign), including any that would be applicable in the absence of the Plan and this Confirmation Order, and are authorized to cooperate to make all other filings and recordings that otherwise would be reasonably necessary under applicable law to perfect and/or give notice of such Liens and security interests to third parties. Whether the First Lien Exit Facility Perfection Documents are filed prior to, on or after the Effective Date (i) such First Lien Exit Facility Perfection Documents will be valid, binding, enforceable and in full force and effect as of the Effective Date, and (ii) the Liens and security interests granted under or in connection with the First Lien Exit Facility Documents will become valid, binding and enforceable obligations of the Reorganized Debtors (and their subsidiaries) as of the Effective Date, and the priorities of such mortgages, pledges, Liens and other security interests shall be as set forth in the respective First Lien Exit Facility Documents. The granting of such Liens, the making of such loans and other extensions of credit, the payment of fees

47 contemplated thereunder, and the execution and consummation of the First Lien Exit Facility have been and are being undertaken in good faith, for legitimate business purposes, for reasonably equivalent value, and will be deemed not to constitute a fraudulent conveyance or fraudulent transfer and will not otherwise be subject to avoidance, or subject to recharacterization or subordination (including equitable subordination) for any purpose whatsoever under the Bankruptcy Code or any other applicable non-bankruptcy law. 26. Approval of the New HERO Management Incentive Program. On or after the Effective Date, the Reorganized Debtors shall adopt the New HERO Management Incentive Program substantially in the form attached as Exhibit C to the Second Plan Supplement and the New HERO Management Incentive Program (including, without limitation, “incentive stock options” as described in section 422 of the U.S. Internal Revenue Code of 1986, as amended) shall become effective substantially in the form in the Plan Supplement, with such changes as may be approved by the New Board, without further action by the Reorganized Debtors or any further approvals (other than this Court’s approval in this Confirmation Order); provided, however, that the allocation and terms of awards under the New HERO Management Incentive Program shall in all respects be determined and subject to the sole discretion of the New Board (or a duly authorized committee thereof, as determined by the New Board). The Debtors and the Reorganized Debtors, as applicable, are authorized to execute and deliver all agreements, documents, instruments and certificates relating to the New HERO Management Incentive Program and the Reorganized Debtors, subject to the sole discretion of the New Board, are authorized to implement the New HERO Management Incentive Program and perform their obligations thereunder in accordance with, and subject to, the terms of the Plan, the New HERO Management Incentive Program, and any other agreements relating to the New HERO

48 Management Incentive Program, subject in all respects to the determination of the New Board. The New HERO Management Incentive Program Equity to be issued pursuant to the Plan shall be duly authorized, validly issued, fully paid and non-assessable. 27. Organizational Documents of Debtor Subsidiaries. On the Effective Date, the organizational documents for the Debtor Subsidiaries shall be restated in their entirety and modified (a) to include a provision prohibiting the issuance of non-voting stock required by section 1123(a)(6) of the Bankruptcy Code, and (b) in a manner consistent with the modifications made to the amended and restated charter and bylaws of Hercules Offshore, Inc. 28. New Hercules Organizational Documents. The terms of the New Hercules Organizational Documents, are approved in all respects. The obligations of the applicable Reorganized Debtors related thereto, will, upon execution, constitute legal, valid, binding, and authorized obligations of each of the Debtors or Reorganized Debtors, as applicable, enforceable in accordance with their terms and not in contravention of any state or federal law. On the Effective Date, without any further action by the Court or the directors, officers, or equity holders of any of the Reorganized Debtors, the New Hercules Organizational Documents will be deemed to have been adopted and become effective. In addition, on the Effective Date, without any further action by the Court or the directors, officers or equity holders of any of the Reorganized Debtors, each applicable Reorganized Debtor will be and is authorized to: (a) execute, deliver, file, and record any other contracts, assignments, certificates, instruments, agreements, guaranties, or other documents executed or delivered in connection with the New Hercules Organizational Documents; (b) perform all of its obligations under the New Hercules Organizational Documents; and (c) take all such other actions as any of the responsible officers of such Reorganized Debtor may determine are necessary, appropriate or desirable in connection

49 with the consummation of the transactions contemplated by the New Hercules Organizational Documents. 29. Notwithstanding anything to the contrary in this Confirmation Order or Article XI of the Plan, after the Effective Date, any disputes arising under the New Hercules Organizational Documents will be governed by the jurisdictional provisions therein. 30. Treatment of Class 7 HERO Equity Interests. On the Effective Date, HERO Equity Interests shall be cancelled and discharged and shall be of no further force or effect, whether surrendered for cancellation or otherwise, and holders of HERO Equity Interests shall not receive or retain any property under the Plan on account of such HERO Equity Interests. Pursuant to Articles III.D.7(b), IV.D and IV.E of the Plan, on or as soon as practicable after the Effective Date, holders of HERO Equity Interests shall receive, in exchange for the surrender or cancellation of their HERO Equity Interests and for the releases by such holders of the Released Parties, including the Third-Party Releases, their Pro Rata share of (1) the Shareholder Equity Distribution and (2) the New HERO Warrants; provided, however, that any holder of a HERO Equity Interest that has opted out of the Third-Party Release under the Equity Release Consent Procedures shall not be entitled to receive its Pro Rata share of the Shareholder Equity Distribution and the New HERO Warrants and shall not receive any consideration in exchange for the surrender or cancellation of its HERO Equity Interests or any distribution whatsoever under the Plan; and provided, further, that, notwithstanding Article VIII.B.8, the Debtors (with the consent of the Steering Group) may provide any holder of a HERO Equity Interest that would otherwise be entitled to receive a distribution of less than one (1) share of the New HERO Common Stock under this Article III.D.7.(b) with a distribution of one (1) share of New HERO Common Stock.

50 31. Assumption of Contracts and Leases. On the Effective Date, each Debtor shall be deemed to have assumed and assigned to the Reorganized Debtors each Executory Contract and Unexpired Lease to which it is a party pursuant to section 365 of the Bankruptcy Code and in accordance with the terms and conditions of the Plan. Except as otherwise provided in this Confirmation Order, any and all objections or reservations of rights in connection with the assumption or rejection of an Executory Contract or Unexpired Lease under the Plan, if any, are overruled on their merits. Sufficient adequate assurance of future performance has been provided for each assumed Executory Contract or Unexpired Lease. 32. Indemnification. From and after the Effective Date, indemnification obligations owed by the Debtors or the Reorganized Debtors to directors, officers, or employees of the Debtors who served or were employed by the Debtors before, on or after the Petition Date, to the extent provided in the articles or certificates of incorporation, by-laws or similar constituent documents, by statutory law or by written agreement, policies or procedures of the Debtors, will be deemed to be, and treated as though they are, executory contracts that are assumed pursuant to the Plan and section 365 of the Bankruptcy Code. All such indemnification obligations shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged, irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on, or after the Petition Date. 33. Authorization to Consummate. The Debtors are authorized to consummate the Plan at any time after the entry of this Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to Consummation set forth in Article XI of the Plan.

51 34. Professional Compensation. All requests for payment of Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than forty-five (45) days after the Effective Date. The Court shall determine the Allowed amounts of such Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code. The Reorganized Debtors shall pay Fee Claims in Cash in the amount the Bankruptcy Court allows. From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Court. 35. Statutory Fees. Notwithstanding anything to the contrary contained in the Plan or this Confirmation Order, on the Effective Date, the Debtors shall pay, in full, in Cash, any fees due and owing to the U.S. Trustee from any of the Debtors at the time of Confirmation. On and after the Effective Date, the Reorganized Debtors shall be responsible for filing required post- confirmation reports and paying quarterly fees due to the U.S. Trustee for each Reorganized Debtor until the entry of a final decree in such Debtor’s Chapter 11 Case or until such Chapter 11 Case is converted or dismissed. 36. Steering Group Fees and Expenses. On the Effective Date, the Reorganized Debtors shall pay, in full, in Cash, the unpaid reasonable fees, expenses, costs, and other charges of the Steering Group’s professionals (including the fees, expenses, costs, and other charges of Akin Gump Strauss Hauer & Feld LLP, Blackstone Advisory Partners L.P. and all of the Steering Group’s Delaware and other local counsel), in each case in accordance with the Restructuring Support Agreement, and as required by the underlying fee letters of such

52 professionals. Neither the Steering Group nor its professionals shall be required to file any application under sections 330 or 331 of the Bankruptcy Code or otherwise with regard to such fees and expenses. 37. Senior Notes Indenture Trustee Fees and Expenses. On the Effective Date, the Reorganized Debtors shall pay all reasonable and documented fees and expenses (including reasonable and documented fees and expenses of counsel) incurred by the Senior Notes Indenture Trustees through and including the Effective Date to the extent required by the Senior Notes Indentures. The Senior Notes Indenture Trustees shall not be required to file any application under sections 330 or 331 of the Bankruptcy Code or otherwise with regard to such fees and expenses. 38. Return of Utilities Deposits. On the Effective Date, all deposits in the escrow account established to provide utilities with adequate assurance of performance under section 366 of the Bankruptcy Code during these Chapter 11 Cases shall be promptly released and returned to the Debtors or the Reorganized Debtors, as the case may be. 39. Release, Exculpation, Discharge, and Injunction Provisions. The release, exculpation, discharge, injunction, and related provisions set forth in Article VII of the Plan, as modified by Paragraph 38 of the Findings of Fact in this Confirmation Order, are approved and authorized in their entirety, and such provisions are effective and binding on all Persons and Entities to the extent provided therein. For the avoidance of doubt, notwithstanding anything in this Confirmation Order or the Plan, including Article VII.F, to the contrary, until a claim against a Non-Debtor Subsidiary that arose prior to the Effective Date has been paid in full in accordance with applicable law, or on terms agreed to between the holder of such claim and the Non-Debtor Subsidiary (with the consent of the Steering Group), or in accordance with the terms

53 and conditions of the particular transaction giving rise to such claim, (a) the provisions of Article VII.A and VII.C-H of the Plan shall not apply or take effect with respect to such claim, (b) such claim shall not be deemed settled, satisfied, resolved, released, discharged, or enjoined by any provision of the Plan, and (c) the applicable Non-Debtor Subsidiary shall remain liable for such claim; provided that, for the avoidance of doubt, with respect to a single claim for which a Debtor and a Non-Debtor Subsidiary are jointly liable, upon the payment in full, satisfaction or resolution of such claim by either such Debtor or Non-Debtor Subsidiary, such claim shall be released as to both the Debtor and Non-Debtor Subsidiary and subparts (a)-(c) of this sentence shall no longer apply. 40. Preservation of Insurance; Authority to Enter into New D&O Insurance Policies. The Debtors’ discharge, exculpation and release, and the exculpation and release in favor of Released Parties, as provided herein and the Plan shall not diminish or impair the enforceability of any insurance policy that may provide coverage for Claims against the Debtors, the Reorganized Debtors, their current and former directors and officers, or any other Person. 41. In addition, the Debtors or the Reorganized Debtors, as applicable, are authorized and directed to enter into new directors’ and officers’ insurance policies for the benefit of the New Board; provided that the terms of such policies shall be acceptable to the Steering Group. 42. Compliance with Tax Requirements. Each holder of an Allowed Claim or Interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution. Any party making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to

54 such issuing or distributing party for payment of any such tax obligations. The Debtors or Reorganized Debtors as applicable, are authorized to take all actions necessary or appropriate to comply with applicable withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary or appropriate to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. Except as otherwise provided in the Plan, the aggregate consideration paid to holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, accrued through the Effective Date. 43. Exemption from Transfer Taxes. Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, all transfers of property pursuant hereto, including (i) the issuance, transfer, or exchange under the Plan of New HERO Common Stock, the New HERO Warrants, the New HERO Management Incentive Program Equity, and the security interests in favor of the lenders under the First Lien Exit Facility, (ii) the making or assignment of any lease or sublease, or (iii) the making or delivery of any other instrument whatsoever, in furtherance of or in connection with the Plan, shall not be subject to any stamp, conveyance, mortgage, sales or use, real estate transfer, recording, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. The Bankruptcy Court shall retain specific jurisdiction with respect to these matters.

55 44. Documents, Mortgages, and Instruments. Each federal, state, commonwealth, local, foreign, or other governmental agency is authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the Plan, including the First Lien Credit Facility and other transactions contemplated thereby, and this Confirmation Order. 45. Continued Effect of Stays and Injunction. Unless otherwise provided in the Plan or this Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or any order of the Court that is in existence on the Confirmation Date shall remain in full force and effect until the Effective Date. 46. Nonseverability of Plan Provisions Upon Confirmation. Each provision of the Plan is: (a) valid and enforceable in accordance with its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent (and subject to such other consents and consultation rights set forth in the Plan) in accordance with the terms set forth in the Plan; and (c) nonseverable and mutually dependent. 47. Post-Confirmation Modifications. Without need for further order or authorization of the Court, the Debtors or the Reorganized Debtors, as applicable, are authorized and empowered to make any and all modifications to any and all documents that are necessary to effectuate the Plan that do not materially modify the terms of such documents and are consistent with the Plan (subject to any applicable consents or consultation rights set forth therein). Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan (including any consent rights set forth therein), the Debtors and the Reorganized Debtors expressly reserve their respective rights to revoke or withdraw, or to alter, amend, or modify materially the Plan with

56 respect to such Debtor, one or more times after Confirmation, and, to the extent necessary, may initiate proceedings in the Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or this Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Article XI.E of the Plan. 48. Applicable Nonbankruptcy Law. The provisions of this Confirmation Order, the Plan and related documents, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law. 49. Waiver of Filings. Any requirement under section 521 of the Bankruptcy Code or Bankruptcy Rule 1007 obligating the Debtors to file any list, schedule, or statement with the Court or the Office of the U.S. Trustee is permanently waived as to any such list, schedule, or statement not filed as of the Confirmation Date. 50. Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state, federal, or other governmental authority with respect to the dissemination, implementation, or consummation of the Plan and the Disclosure Statement, any certifications, documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement. 51. Exemption from Registration. To the extent that the Debtor’s Solicitation of the Plan is deemed to constitute an offer of new securities, the Debtor’s Solicitation shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the “ Securities Act ”) pursuant to section 4(a)(2) thereof and under any equivalent state securities or “blue sky”

57 law. Specifically, section 4(a)(2) of the Securities Act exempts from registration under the Securities Act all “transactions by an issuer not involving any public offering.” 15 U.S.C. § 77d(a)(2). The Debtor has complied with the applicable requirements of section 4(a)(2) of the Securities Act, including, among other things, the Debtor has not solicited any holder of a Senior Notes Claims that is not either an “accredited investor” (as defined in Rule 501 of Regulation D, 17 C.F.R. § 230.501(a), under the Securities Act) or a “qualified institutional buyer” (as defined in as defined in Rule 501 of Regulation D, 20 C.F.R. § 144A(a)), and the manner in which the Debtor conducted the Solicitation did not otherwise constitute a general solicitation. 52. The offering of the New HERO Common Stock under Article III of the Plan shall be exempt from the registration requirements of section 5 of the Securities Act and other applicable law under section 4(a)(2) of the Securities Act or another available exemption from registration under the Securities Act. The issuance and distribution of the New HERO Common Stock and the New HERO Warrants under Article III of the Plan, and the New HERO Common Stock issuable upon exercise of the New HERO Warrants shall be exempt from the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration of an offer or sale of securities under section 1145(a) of the Bankruptcy Code. The New HERO Common Stock underlying the New HERO Management Incentive Program will be issued pursuant to a registration statement or another available exemption from registration under the Securities Act and other applicable law. 53. The issuance of the New HERO Common Stock to the holders of Senior Notes Claims and the issuance of the New HERO Common Stock and the New HERO Warrants to the holders of HERO Equity Interests shall be exempt from the requirements of section 16(b) of the Securities and Exchange Act of 1934 (pursuant to Rule 16b-3 promulgated thereunder) with

58 respect to any acquisition of such securities by an officer or director (or a director by deputization for purposes thereof) as of the Effective Date. 54. Technical Amendments to Plan. Article III.D.4.c is hereby amended by deleting the text “VII.A.C-H” from the second paragraph thereof and inserting, in lieu thereof, the text “VII.A and VII.C-H”. Article VIII.B.10 is hereby amended by deleting the text “VIII.B.9” therefrom and by inserting, in lieu thereof, the text “VIII.B.10”. 55. Notices of Confirmation and Effective Date. The Reorganized Debtors shall serve notice of entry of this Confirmation Order in accordance with Bankruptcy Rules 2002 and 3020(c) on all holders of Claims and Interests and the Core Notice Parties within ten Business Days after the date of entry of this Confirmation Order. As soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall file notice of the Effective Date and shall serve a copy of the same on the above-referenced parties. The notice of the Effective Date may be included in the Confirmation Order Notice. Notwithstanding the above, no notice of Confirmation or consummation or service of any kind shall be required to be mailed or made upon any Person to whom the Debtors mailed notice of the Confirmation Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Person, or are otherwise aware, of that Person’s new address. The above- referenced notices are adequate under the particular circumstances of these Chapter 11 Cases and no other or further notice is necessary. 56. Reversal. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or

59 undertaken under or in connection with the Plan prior to the Debtors’ receipt of written notice of such order. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan and all related documents or any amendments or modifications thereto. Upon entry of a final order reversing, modifying or vacating the Confirmation Order, the Plan shall be null and void in all respects, and nothing contained in the Plan shall: (i) constitute a waiver, release, or discharge of any Claim or Interest; (ii) prejudice in any manner the rights of the holder of any Claim or Interest; (iii) prejudice in any manner any right, remedy, or claim of the Debtors or the Non-Debtor Subsidiaries; or (iv) be deemed an admission against interest by the Debtors or the Non-Debtor Subsidiaries. 57. Failure of Consummation. If the Effective Date does not occur, then: (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be null and void in all respects; (c) nothing contained in the Plan shall (i) constitute a waiver, release or discharge of any Claims, Interests, or Causes of Action by or against the Debtors, (ii) prejudice in any manner the rights of any Debtor or any other Person, or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Person and (d) the Debtors and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred.

60 58. Termination of the Restructuring Support Agreement. On the Effective Date, the Restructuring Support Agreement will terminate in accordance with section 10 thereof. 59. Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code. 60. Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated in any document, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws shall govern the rights, obligations, construction and implementation of the Plan and any agreements, documents, instruments or contracts executed or entered into in connection with the Plan, unless otherwise specified. 61. Waiver of Stay. For good cause shown, the stay of this Confirmation Order provided by any Bankruptcy Rule is waived, and this Confirmation Order shall be effective and enforceable immediately upon its entry by the Court. 62. References to and Omissions of Plan Provisions. References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan. The failure to specifically include or to refer to any particular article, section, or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Court that the Plan be confirmed in its entirety, except as expressly modified herein, and incorporated herein by this reference. 63. Headings. Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

61 64. Effect of Conflict. Unless otherwise specified, this Confirmation Order supersedes any Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order. If there is any inconsistency between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order govern and control. 65. Order Effective Immediately. Notwithstanding Bankruptcy Rules 3020(e) or 7062 or otherwise, the stay provided for under Bankruptcy Rule 3020(e) shall be waived and this Confirmation Order shall be effective and enforceable immediately upon entry. The Debtors are authorized to consummate the Plan and the transactions contemplated thereby immediately after entry of this Confirmation Order and upon, or concurrently with, satisfaction of the conditions set forth in the Plan. 66. Final Order. This Confirmation Order is a Final Order and the period within which an appeal must be filed shall commence upon the date of entry hereof. 67. Retention of Jurisdiction. The Court may properly, and upon the Effective Date shall, to the full extent set forth in the Plan, retain jurisdiction over all matters arising out of, and related to, these Chapter 11 Cases, including the matters set forth in Article IX of the Plan and section 1142 of the Bankruptcy Code; provided that this Court’s jurisdiction under Article IX of the Plan shall not be “exclusive.” Notwithstanding anything in this Confirmation Order or the Plan, including subpart v of Article IX, the Court shall not have exclusive jurisdiction with respect to resolution of disputes related to or the pursuit or exercise of any applicable nonbankruptcy legal, equitable and/or contractual rights of holders of General Unsecured Claims. Wilmington, Delaware Dated: September 24, 2015 THE HONORABLE KEVIN J. CAREY UNITED STATES BANKRUPTCY JUDGE